H.J. GRUY AND ASSOCIATES, INC.
333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

Exhibit 23.1

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated February 23, 2010, prepared for Swift Energy Company in the Swift Energy Company Annual Report on Form 10-K for the year ended December 31, 2009.  We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because estimates of reserves and discounted present worth audited by us have been combined with estimates of reserves and present worth not audited by us.

H.J. GRUY AND ASSOCIATES, INC.

by:/s/ Robert Rasor
Robert Rasor, P.E.
Executive Vice President

Houston, Texas
February 25, 2010

10K022510.doc
2/25/2010 10:43 AM